Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Corporate Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS SECOND QUARTER 2016

OPERATING AND FINANCIAL RESULTS

–      Net Product Sales $2.74B in Q2:16: Increased 22% Y/Y

–      REVLIMID® Net Product Sales $1.7B in Q2:16; Increased 18% Y/Y

–      2016 Guidance Updated: REVLIMID® and Total Net Product Sales; EPS

SUMMIT, NJ — (July 28, 2016) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $2,745 million for the second quarter of 2016, a 22 percent increase from the same period in 2015.  Net product sales growth includes a 1 percent negative impact from currency exchange effects.  Second quarter total revenue increased 21 percent to $2,754 million compared to $2,278 million in the second quarter of 2015.

Net income for the second quarter of 2016 based on U.S. GAAP (Generally Accepted Accounting Principles), was $598 million or $0.75 per diluted share compared to $356 million or $0.43 per diluted share in the second quarter of 2015.  Adjusted net income for the second quarter of 2016 was $1,152 million or $1.44 per diluted share compared to $1,019 million or $1.23 per diluted share for the second quarter of 2015.

“Our first-half 2016 operating results were outstanding and we are pleased with the progress made advancing many key corporate objectives,” said Mark J. Alles, Chief Executive Officer of Celgene Corporation. “This strong momentum increases our confidence in our near- and longer-term outlook as we continue to invest in innovative research and the development of transformational therapies for patients worldwide.”

Second Quarter 2016 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2016 compared to the second quarter of 2015.  The adjusted operating expense categories presented below exclude share-based employee compensation expense, upfront collaboration expense and a litigation-related loss contingency accrual expense.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the second quarter increased 18 percent year-over-year to $1,701 million and were driven by new patient market share gains and increased duration.  U.S. sales of $1,080 million and international sales of $621 million increased 24 percent and 9 percent year-over-year, respectively.

•                  POMALYST®/IMNOVID® sales for the second quarter were $318 million, an increase of 35 percent year-over-year.  U.S. sales were $185 million and international sales were $133 million, an increase of 29 percent and 46 percent year-over-year, respectively.  POMALYST®/IMNOVID® sales grew due to increased volume from duration gains.

•                  ABRAXANE® sales for the second quarter were $249 million, a 2 percent increase year-over-year.  U.S. sales of $175 million increased 3 percent year-over-year.  International sales were $74 million.

•                  OTEZLA® sales for the second quarter were $242 million, a 170 percent increase year-over-year.  U.S. sales were $217 million and international sales were $25 million.  Sales were driven by market share gains and increased prescriber adoption.

•                  In the second quarter, all other product sales, which include THALOMID®, ISTODAX®, VIDAZA® and an authorized generic version of VIDAZA® drug product in the U.S., were $235 million compared to $242 million in the second quarter of 2015.

Research and Development (R&D)

On a GAAP basis, R&D expenses were $949 million for the second quarter of 2016 compared to $1,110 million for the same period in 2015.  The change was primarily driven by a decrease in upfront collaboration expenses compared to the previous year, partially offset by early research and clinical trial activity related to the acquisitions of Receptos, Inc. and Quanticel Pharmaceuticals, Inc. that closed in the second half of 2015.  Adjusted R&D expenses were $601 million for the second quarter of 2016 compared to $477 million for the second quarter of 2015.  Adjusted R&D does not include upfront collaboration expenses but does reflect the increase in early research and clinical trial activity.

Selling, General, and Administrative (SG&A)

On a GAAP basis, SG&A expenses were $732 million for the second quarter of 2016 compared to $617 million for the same period in 2015.  The increase was primarily due to a loss contingency accrual expense of $100 million related to a contractual dispute.  Adjusted SG&A expenses were $547 million for the second quarter of 2016 compared to $541 million for the second quarter of 2015.

Cash, Cash Equivalents, and Marketable Securities

Operating cash flow was $936 million in the second quarter of 2016.  Celgene ended the quarter with approximately $6.4 billion in cash, cash equivalents and marketable securities.

In the second quarter of 2016, Celgene purchased approximately 3.4 million of its shares at a total cost of approximately $343 million.  In June 2016, the share repurchase authorization was increased by an additional authorization of $3 billion.  As of June 30, 2016, the Company had approximately $5.1 billion remaining under the stock repurchase program.

2016 Guidance Updated

	Previous 2016 Guidance	Updated 2016 Guidance
Net Product Sales
Total	$10.75B-$11.0B	Approximately $11.0B
REVLIMID®	Approximately $6.7B	Approximately $6.8B
GAAP diluted EPS	$4.26 to $4.56	$3.82 to $4.05
Adjusted diluted EPS	$5.60 to $5.70	$5.70 to $5.75
GAAP operating margin	Approximately 42%	Approximately 37%
Adjusted operating margin	Approximately 53.5%	Approximately 54.0%
Weighted average diluted shares	811M	806M

Net product sales guidance for POMALYST®/IMNOVID®, ABRAXANE® and OTEZLA® remain unchanged.

Product and Pipeline Updates

Hematology/Oncology

•                  At the American Society of Clinical Oncology (ASCO) meeting in June, pooled data from a meta-analysis of overall survival (OS) in multiple myeloma patients receiving REVLIMID® as maintenance treatment following autologous stem-cell transplant were presented.  An application was submitted to the European Medicines Agency (EMA) in early June for the review of REVLIMID® as maintenance treatment in newly diagnosed multiple myeloma (NDMM) patients after receiving an autologous stem-cell transplant.  A decision on the application is expected in 2017.  A submission in the U.S. is expected in the second half of 2016.

•                  In July, the European Commission (EC) approved REVLIMID® for the treatment of adult patients with relapsed or refractory mantle cell lymphoma.  REVLIMID® is approved in the U.S. for the treatment of mantle cell lymphoma after relapse or progression on two prior therapies.

•                  In June, the U.S. product insert for POMALYST® was updated to include data from a pooled pharmacokinetics analysis of patients with relapsed and/or refractory multiple myeloma

(RRMM) and impaired renal function.  In Europe, the Committee for Medicinal Products for Human Use (CHMP) granted a positive opinion for IMNOVID® based on the same data.  The EC decision is expected in the third quarter.

•                  In July, Celgene disclosed the top-line results of the phase III REMARC trial evaluating REVLIMID® as maintenance therapy compared with placebo in patients with diffuse large B-cell lymphoma responding to treatment with rituximab in combination with standard chemotherapy.  The full data set will be presented at a future medical congress.

•                  In July, Celgene’s partner Juno Therapeutics provided preliminary data from the ongoing phase I trial with JCAR017 in patients with adult non-Hodgkin lymphoma (NHL).  In ten patients evaluable for efficacy, an overall response rate of 80 percent and a complete response rate of 70 percent were seen.  In thirteen patients evaluable for safety, the rate of severe neurotoxicity was 15 percent and the rate of cytokine release syndrome was zero percent.  An update of the trial data is expected later in the year.

•                  The FUSIONTM program evaluating durvalumab in hematological malignancies continues to advance with six early-stage trials enrolling.  The trials are evaluating durvalumab as a single agent or in combination with novel agents in NDMM, RRMM, myelodysplastic syndromes, acute myeloid leukemia, NHL and chronic lymphocytic leukemia.

•                  A phase II trial with CC-486 in combination with pembrolizumab in previously treated locally advanced or metastatic non-small cell lung cancer completed enrollment in the second quarter.

Inflammation & Immunology

•                  Long-term data from the PALACE program evaluating OTEZLA® in moderate-to-severe psoriatic arthritis were presented at the European League Against Rheumatism (EULAR) meeting in June.  Included was three-year pooled efficacy and safety data from the phase III PALACE program, as well as pooled data on fatigue, HAQ-DI and BASDAI from PALACE 1-3.

•                  The phase II proof-of-concept trial evaluating OTEZLA® in atopic dermatitis has completed.  Celgene is evaluating the data to determine next steps.  The data will be published at a later date.

•                  In May, the phase II TOUCHSTONE trial evaluating ozanimod induction and maintenance in patients with moderate-to-severe ulcerative colitis was published in The New England Journal of Medicine.  Histologic data from the phase II TOUCHSTONE trial were presented at the Digestive Disease Week meeting in May.  The phase III TRUE NORTH trial evaluating ozanimod in patients with moderate-to-severe ulcerative colitis continues to enroll with data expected in 2018.

•                  The registration-enabling endoscopy trial (CD-001) with GED-0301 in patients with active Crohn’s disease completed enrollment.  Top-line data from the 12-week portion of the trial is expected in the second half of 2016.

Business Update

•                  In July, Celgene announced a strategic collaboration with Jounce Therapeutics, Inc.  The collaboration includes options on Jounce’s lead product candidate, JTX-2011, targeting ICOS (the Inducible T cell CO-Stimulator), and up to four early-stage programs to be selected from a defined pool of B cell, T regulatory cell and tumor-associated macrophage targets emerging from Jounce’s research platform, and an additional option on a Jounce checkpoint immuno-oncology program.

•                  In May, Celgene and Agios Pharmaceuticals, Inc. entered into a new global strategic collaboration for the discovery, development and commercialization of novel metabolic immuno-oncology therapies based on Agios’ innovative cellular metabolism research platform.  In addition, Celgene transferred global development and commercialization rights to the AG-120 program to Agios.

Second Quarter 2016 Conference Call and Webcast Information

Celgene will host a conference call to discuss the second quarter of 2016 operational and financial performance on Thursday, July 28, 2016, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com.  An audio replay of the call will be available from noon July 28, 2016, until midnight ET August 4, 2016.  To access the replay in the U.S., dial (855) 859-2056; outside the U.S. dial (404) 537-3406.  The participant passcode is 43057627.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through next-generation solutions in protein homeostasis, immuno-oncology, epigenetics, immunology and neuro-inflammation.  For more information, please visit www.celgene.com.  Follow Celgene on Social Media: @Celgene, Pinterest, LinkedIn, FaceBook and YouTube.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of patients with multiple myeloma.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of metastatic breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and a proteasome inhibitor and have demonstrated disease progression on or within 60 days of completion of the last therapy.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.  OTEZLA® is indicated in the U.S. for the treatment of patients with moderate to severe plaque psoriasis who are candidates for phototherapy or systemic therapy.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions.  Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at the adjusted measures for the three- and six-month periods ended June 30, 2016 and 2015, and for the projected amounts for the year ending December 31, 2016.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share data)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2016	2015	2016	2015

Net product sales	$2,744.5	$2,254.1	$5,239.2	$4,309.3
Other revenue	9.8	23.7	26.7	49.3
Total revenue	2,754.3	2,277.8	5,265.9	4,358.6

Cost of goods sold (excluding amortization of acquired intangible assets)	110.9	100.8	216.8	204.8
Research and development	948.7	1,110.0	1,681.9	1,616.0
Selling, general and administrative	732.1	616.8	1,275.1	1,146.0
Amortization of acquired intangible assets	174.8	63.7	266.6	127.3
Acquisition related charges and restructuring, net	(35.9)	(29.3)	0.3	(10.3)
Total costs and expenses	1,930.6	1,862.0	3,440.7	3,083.8

Operating income	823.7	415.8	1,825.2	1,274.8

Interest and investment income, net	7.2	8.8	14.0	17.8
Interest (expense)	(123.3)	(48.3)	(245.2)	(97.5)
Other income (expense), net	(12.5)	94.5	22.7	102.8

Income before income taxes	695.1	470.8	1,616.7	1,297.9

Income tax provision	96.9	114.6	217.8	222.8

Net income	$598.2	$356.2	$1,398.9	$1,075.1

Net income per common share:
Basic	$0.77	$0.45	$1.80	$1.35
Diluted	$0.75	$0.43	$1.74	$1.30

Weighted average shares:
Basic	775.6	793.0	778.1	796.0
Diluted	801.5	825.3	804.7	829.7

	June 30,	December 31,
	2016	2015
Balance sheet items:
Cash, cash equivalents & marketable securities	$6,403.7	$6,551.9
Total assets*	26,562.0	26,964.4
Long-term debt*	14,312.1	14,161.4
Total stockholders’ equity	5,548.8	5,919.0

* Total assets and long-term debt as of December 31, 2015 have been adjusted to reflect the retroactive adoption of ASU 2015-03 in the first quarter of 2016.  ASU 2015-03 requires the presentation of debt issuance costs as a reduction of long-term debt.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share data)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2016	2015	2016	2015

Net income - GAAP		$598.2	$356.2	$1,398.9	$1,075.1

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	8.6	8.1	17.6	14.8

Research and development:
Share-based compensation expense	(1)	63.9	63.6	126.1	119.8
Upfront collaboration expense	(2)	284.0	569.5	364.0	588.5

Selling, general and administrative:
Share-based compensation expense	(1)	85.0	76.0	160.3	141.9
Litigation-related loss contingency accrual expense	(3)	100.0	—	100.0	—

Amortization of acquired intangible assets	(4)	174.8	63.7	266.6	127.3

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration	(5)	(43.7)	(29.3)	(10.7)	(10.3)
Restructuring charges	(6)	7.8	—	11.0	—

Net income tax adjustments	(7)	(126.7)	(89.0)	(217.6)	(147.3)
Net income - Adjusted		$1,151.9	$1,018.8	$2,216.2	$1,909.8

Net income per common share - Adjusted
Basic		$1.49	$1.28	$2.85	$2.40
Diluted		$1.44	$1.23	$2.75	$2.30

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)              Exclude share-based compensation expense totaling $157.5 for the three-month period ended June 30, 2016 and $147.7 for the three-month period ended June 30, 2015.  Exclude share-based compensation expense totaling $304.0 for the six-month period ended June 30, 2016 and $276.5 for the six-month period ended June 30, 2015.

(2)              Exclude upfront payment expense for research and development collaboration arrangements.

(3)              Exclude loss contingency accrual expense related to a contractual dispute.

(4)              Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis), Celgene Avilomics Research, Inc. (Avila), and Quanticel Pharmaceuticals, Inc. (Quanticel). The excluded amortization expense for the three- and six-month periods ended June 30, 2016 includes $83.1 million related to the impairment of an intangible asset acquired in the Avila acquisition.

(5)              Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila, Nogra Pharma Limited and Quanticel.

(6)              Exclude restructuring charges related to our relocation of certain operations into our two Summit, NJ locations as well as costs associated with certain headcount reductions.

(7)              Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and adjustments related to the gain on the sale of certain assets.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2016 Projected GAAP to Adjusted Net Income

(In millions, except per share data)

		Range
		Low	High

Projected net income - GAAP	(1)	$3,074.9	$3,266.5

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense		37.0	35.2

Research and development:
Share-based compensation expense		263.4	250.9
Upfront collaboration expense		601.0	601.0

Selling, general and administrative:
Share-based compensation expense		334.8	318.9
Litigation-related loss contingency accrual expense		100.0	100.0

Amortization of acquired intangible assets		458.2	418.6

Acquisition related (gains) charges and restructuring, net:
Change in fair value of contingent consideration		43.7	39.5
Restructuring charges		30.0	15.0

Net income tax adjustments		(348.8)	(411.1)

Projected net income - Adjusted		$4,594.2	$4,634.5

Projected net income per diluted common share - GAAP		$3.82	$4.05

Projected net income per diluted common share - Adjusted		$5.70	$5.75

Projected weighted average diluted shares		806.0	806.0

(1)         Our projected 2016 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, additional litigation-related loss contingency accruals or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended June 30,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,079.6	$872.6	23.7%	23.7%	0.0%
International	621.2	571.4	8.7%	10.9%	(2.2)%
Worldwide	1,700.8	1,444.0	17.8%	18.7%	(0.9)%

ABRAXANE®
U.S.	174.7	169.8	2.9%	2.9%	0.0%
International	74.4	74.4	0.0%	2.4%	(2.4)%
Worldwide	249.1	244.2	2.0%	2.7%	(0.7)%

POMALYST®/IMNOVID®
U.S.	184.9	143.6	28.8%	28.8%	0.0%
International	132.8	90.9	46.1%	43.2%	2.9%
Worldwide	317.7	234.5	35.5%	34.4%	1.1%

OTEZLA®(3)
U.S.	216.8	84.7	N/A	N/A	N/A
International	25.1	5.0	N/A	N/A	N/A
Worldwide	241.9	89.7	N/A	N/A	N/A

VIDAZA®
U.S.	3.6	5.6	(35.7)%	(35.7)%	0.0%
International	150.5	146.5	2.7%	5.6%	(2.9)%
Worldwide	154.1	152.1	1.3%	4.1%	(2.8)%

azacitidine for injection
U.S.	21.7	22.3	(2.7)%	(2.7)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	21.7	22.3	(2.7)%	(2.7)%	0.0%

THALOMID®
U.S.	23.3	33.8	(31.1)%	(31.1)%	0.0%
International	14.4	14.1	2.1%	5.4%	(3.3)%
Worldwide	37.7	47.9	(21.3)%	(20.3)%	(1.0)%

ISTODAX®
U.S.	18.9	17.0	11.2%	11.2%	0.0%
International	1.8	0.9	100.0%	107.1%	(7.1)%
Worldwide	20.7	17.9	15.6%	16.0%	(0.4)%

All Other
U.S.	—	0.9	N/A	N/A	N/A
International	0.8	0.6	N/A	N/A	N/A
Worldwide	0.8	1.5	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,723.5	1,350.3	27.6%	27.6%	0.0%
International	1,021.0	903.8	13.0%	14.6%	(1.6)%
Worldwide	$2,744.5	$2,254.1	21.8%	22.5%	(0.7)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Six-Month Periods
	Ended June 30,		% Change
	2016	2015	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$2,076.1	$1,683.4	23.3%	23.3%	0.0%
International	1,198.3	1,103.5	8.6%	11.8%	(3.2)%
Worldwide	3,274.4	2,786.9	17.5%	18.8%	(1.3)%

ABRAXANE®
U.S.	318.5	328.9	(3.2)%	(3.2)%	0.0%
International	155.5	138.7	12.1%	14.5%	(2.4)%
Worldwide	474.0	467.6	1.4%	2.1%	(0.7)%

POMALYST®/IMNOVID®
U.S.	355.6	272.0	30.7%	30.7%	0.0%
International	236.1	161.0	46.6%	45.2%	1.4%
Worldwide	591.7	433.0	36.7%	36.2%	0.5%

OTEZLA®(3)
U.S.	391.6	144.1	N/A	N/A	N/A
International	45.9	5.9	N/A	N/A	N/A
Worldwide	437.5	150.0	N/A	N/A	N/A

VIDAZA®
U.S.	7.1	11.5	(38.3)%	(38.3)%	0.0%
International	293.7	284.2	3.3%	7.3%	(4.0)%
Worldwide	300.8	295.7	1.7%	5.6%	(3.9)%

azacitidine for injection
U.S.	40.2	42.9	(6.3)%	(6.3)%	0.0%
International	—	—	N/A	N/A	N/A
Worldwide	40.2	42.9	(6.3)%	(6.3)%	0.0%

THALOMID®
U.S.	50.8	66.2	(23.3)%	(23.3)%	0.0%
International	27.9	28.6	(2.4)%	2.0%	(4.4)%
Worldwide	78.7	94.8	(17.0)%	(15.7)%	(1.3)%

ISTODAX®
U.S.	35.6	32.2	10.6%	10.6%	0.0%
International	3.6	2.2	63.6%	72.5%	(8.9)%
Worldwide	39.2	34.4	14.0%	14.6%	(0.6)%

All Other
U.S.	1.2	2.7	N/A	N/A	N/A
International	1.5	1.3	N/A	N/A	N/A
Worldwide	2.7	4.0	N/A	N/A	N/A

Total Net Product Sales
U.S.	3,276.7	2,583.9	26.8%	26.8%	0.0%
International	1,962.5	1,725.4	13.7%	16.4%	(2.7)%
Worldwide	$5,239.2	$4,309.3	21.6%	22.7%	(1.1)%

(1)	- Operational includes impact from both volume and price
(2)	- Currency includes the impact from both foreign exchange rates and hedging activities
(3)

- OTEZLA® was approved in the U.S. for Psoriatic Arthritis in March 2014 and approved in the U.S. for Psoriasis in September 2014. OTEZLA® was approved for Psoriatic Arthritis and Plaque Psoriasis in the EU in January 2015.